CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Undiscovered Managers Funds of our reports dated October 29, 2018, relating to the financial statements and financial highlights for the funds constituting Undiscovered Managers Funds listed in Appendix A (the “Funds”), which appear in the Funds’ Annual Report on Form N-CSR for the year ended August 31, 2018. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 18, 2018

Appendix A

Undiscovered Managers Behavioral Value Fund

JPMorgan Realty Income Fund